Exhibit 10.1

June 17, 2011

Ken Schwarz

401 Troy Court

Vienna, VA 22180

Dear Ken:

On behalf of Primus Telecommunications, Inc. (the Company), it is my pleasure to offer you full-time employment for the position of Senior Vice President, Chief Financial Officer of Primus Telecommunications Group, Incorporated, reporting to Peter Aquino, Chairman, President, and CEO. Your primary responsibilities will be Financial Planning & Analysis, Treasury, Accounting, Tax, and Information Technology. Your primary office will be the McLean, VA office. Your start date will be Tuesday, July 5, 2011, subject to the conditions set forth herein.

This offer is subject to written affirmation of the Company’s Code of Ethics, Confidentiality Agreement and other policies and successful completion of reference, background, and credit checks, as well as a drug screen. Your employment with the Company is at-will meaning both you and the Company can end the employment relationship at any time and for any reason.

Your semi-monthly salary will be $13,541.67, which is $325,000.00 annually. Beginning in 2011, you will be eligible for an annual bonus targeted at 50% of your annual base salary based on performance criteria approved by the Company’s Board of Director’s Compensation Committee. The bonus will be payable in the calendar year following the calendar year in which the performance objectives for such bonus are measured, i.e., March 2012 for 2011 performance, provided you are employed on the payment date.

You will also have the opportunity for future long-term (“LTI”) and short-term (“STI”) incentive equity grants consistent with corporate executive level positions starting in 2011, pending approval of the equity grants by the Company’s Board of Directors. The STI has a three (3) year vesting schedule that is 50% time-based and 50% performance-based. The performance target is based upon the Company’s EBITDA less Capital Expenditures results against budgeted targets for each year of the plan. The LTI is based upon the Company attaining specific stock prices within a three (3) year period. The Compensation Committee reserves the right to change the equity plans at any given time.

Effective on your start date, you will be eligible to participate in the Company’s employee benefit plans for health, dental, vision, life insurance, voluntary life insurance, AD&D, and short-term and long-term disabilities. Providing you have met the minimum age requirement on the 1st of the quarter following your date of hire, you will be automatically enrolled in the 401(k) Plan.

In addition to the benefits listed above, you will be eligible for paid time off (“PTO”) of 27 days annually, accrued at a rate of 9.00 hours per pay period, commencing with your start date. In addition, and for the year 2011, you will also be entitled to an additional ten (10) days of PTO. In accordance with the Company’s current policy on PTO leave, you will be eligible to carry forward a maximum of five (5) PTO days in any one year.

In the event the Company terminates your employment “without cause within the first two (2) consecutive years of employment, the Company agrees to pay you separation pay equal to six (6) months of your then current base salary and will reimburse you for the monthly premiums for elected COBRA coverage for a period of up to six (6) months.

In the event the Company terminates your employment “without cause after two (2) consecutive years of employment, the Company agrees to pay you separation pay equal to twelve (12) months of your then current base salary and will reimburse you for the monthly premiums for elected COBRA coverage for a period of up to twelve (12) months. For purposes of this agreement, “without cause” shall mean for any reason other than willful misconduct, fraud, breach of ethics and other published policies of the Company.

Separation pay will be paid in accordance with the Company’s regular semi-monthly payroll practices and will begin on the Company’s next regularly scheduled pay date after the expiration of any applicable revocation period, unless otherwise required by law. Separation payments will be repeated each payroll cycle until the separation pay has been paid out in full. All separation pay described herein shall be subject to appropriate federal and state withholding. Your entitlement to such payment will be subject to you signing a Separation and General Release which will contain provisions relating to confidentiality, direct and non-direct solicitation of customers and employees and other reasonable and traditional terms.

You may serve on one (1) public or private corporate Board with the prior written consent of the Company’s Board of Directors. You may serve on non-profit Boards without the prior consent of the Company’s Board of Directors.

If this offer is acceptable, please sign in the space below and return to John Filipowicz, Chief Administrative Officer on or before Friday, June 17, 2011. Faxed copies confidentially accepted at 703-394-4552.

Kind regards,

/s/ John Filipowicz

John Filipowicz

Chief Administrative Officer

cc:	Peter Aquino, Chairman, President, and CEO

/s/ Ken Schwarz	6/17/11
Accepted by: Ken Schwarz	Date